As filed with the Securities and Exchange Commission on May 24, 2012

Registration No. 33-65382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-0963645
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108-2710

(Address of Principal Executive Offices)

Health Management Associates, Inc. Retirement Savings Plan

(Full title of the plan)

Gary D. Newsome

President and Chief Executive Officer

Health Management Associates, Inc.

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108-2710

(239) 598-3131

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Craig S. Wittlin, Esq.

Daniel R. Kinel, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Tel: (585) 232-6500

Fax: (585) 232-2152

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Deregistration of Securities and Plan Interests

Health Management Associates, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to deregister certain securities that were originally registered pursuant to the Company’s Registration Statement on Form S-8 (File No. 33-65382) that was filed with the United States Securities and Exchange Commission on July 1, 1993 (the “Registration Statement”). The Registration Statement registered shares of the Company’s Class A Common Stock, par value $0.01 per share (“Common Stock”) and, pursuant to General Instruction F to Form S-8 and Rule 416(c) under the Securities Act of 1933, as amended, an indeterminate amount of plan interests to be offered and sold pursuant to the Health Management Associates, Inc. Retirement Savings Plan (the “Plan”).

On December 22, 2010, the Plan was amended to provide that, among other things, effective March 7, 2011, participants in and beneficiaries of the Plan could no longer make purchases of Common Stock under the Plan. Accordingly, subsequent to March 2011, no further purchases of Common Stock have been or may be made under the Plan. This Post-Effective Amendment is being filed to terminate the Registration Statement and deregister any remaining unsold shares of Common Stock as well as plan interests previously registered thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 22nd day of May, 2012.

Health Management Associates, Inc.

By:	/s/ Gary S. Bryant
Name:	Gary S. Bryant
Title:	Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Gary D. Newsome	President, Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2012
Gary D. Newsome

/s/ Kelly E. Curry	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 22, 2012
Kelly E. Curry

/s/ Gary S. Bryant	Vice President and Controller (Principal Accounting Officer)	May 22, 2012
Gary S. Bryant

/s/ William J. Schoen	Chairman of the Board of Directors	May 22, 2012
William J. Schoen

/s/ Kent P. Dauten	Director	May 22, 2012
Kent P. Dauten

/s/ Pascal J. Goldschmidt	Director	May 22, 2012
Pascal J. Goldschmidt, M.D.

/s/ Donald E. Kiernan	Director	May 22, 2012
Donald E. Kiernan

/s/ Robert A. Knox	Director	May 22, 2012
Robert A. Knox

/s/ Vicki A. O’Meara	Director	May 22, 2012
Vicki A. O’Meara

/s/ William C. Steere, Jr.	Director	May 22, 2012
William C. Steere, Jr.

/s/ Randolph W. Westerfield	Director	May 22, 2012
Randolph W. Westerfield, Ph.D.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on this 22nd day of May, 2012.

Health Management Associates, Inc. Retirement Savings Plan

By:	Health Management Associates, Inc., as sponsor

By:	/s/ Gary S. Bryant
Name:	Gary S. Bryant
Title:	Vice President and Controller